PRESS RELEASE

CONTACT:                   MARTIN M. SHEA                FOR IMMEDIATE RELEASE
                           TRIARC BEVERAGE GROUP
                           212/451-3030


                TRIARC BEVERAGE GROUP ANNOUNCES SALE OF C&C
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NEW YORK,  New York - July 22,  1997 -- Triarc  Beverage  Group,  part of Triarc
Companies, Inc. (NYSE:TRY), announced today that its subsidiary, Royal Crown Company, Inc., has completed the sale of its rights to the C&C beverage line, including the C&C trademark, to Kelco Sales & Marketing Inc., a beverage distribution business based in Cranford, New Jersey, which will do business under the name of C&C Beverages, Inc. C&C is a line of mixers, colas and flavors. In connection with the sale, Royal Crown agreed to sell to Kelco concentrate for C&C products and to provide Kelco certain technical services. Terms of the transaction were not disclosed.

Mike Weinstein, chief executive officer of the Triarc Beverage Group stated "The sale of C&C is yet another example of Triarc Beverage Group continuing to focus on our core brands and to work to the strength of our stronger bottlers who handle Royal Crown, Snapple Beverages and Mistic Brands, Inc."

Triarc is expected to have 1997 annual sales of nearly $1 billion through its consumer brands in beverages (Snapple, Mistic and Royal Crown) and restaurants (Arby's). In addition, Triarc has annual sales of approximately $70 million in specialty dyes and chemicals (C.H. Patrick) and an equity interest in liquefied petroleum gas (National Propane) which has annual sales of approximately $175 million.
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